Exhibit 99.1

Transmeridian Exploration Incorporated Receives

Delisting Notice from NYSE Alternext US

HOUSTON, November 21, 2008 (GLOBE NEWSWIRE) — Transmeridian Exploration Incorporated (NYSE Alternext US:TMY) (the “Company”) announced today that on November 17, 2008, it received a delisting notice (the “Notice”) from the staff (the “Staff”) of the NYSE Alternext US (the “Exchange”) indicating that the Company had failed to demonstrate its ability to regain compliance with Sections 1003(a)(i), (ii), (iii) and (iv) of the Exchange’s Company Guide (the “Company Guide”), which states, in relevant part, that the Exchange will normally consider suspending dealings in, or removing from the list, securities of a company which (i) has stockholders’ equity of less than $2 million if such company has sustained losses from continuing operations and/or net losses in two of its three most recent fiscal years; (ii) has stockholders’ equity of less than $4 million if such company has sustained losses from continuing operations and/or net losses in three of its four most recent fiscal years; (iii) has stockholders’ equity of less than $6 million if such company has sustained losses from continuing operations and/or net losses in its five most recent fiscal years; or (iv) has sustained losses that are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired, that it appears questionable as to whether such company will be able to continue its operations and/or meet its obligations as they mature, respectively. The Exchange intends to strike the Company’s common stock from the Exchange by filing a delisting application with the Securities and Exchange Commission pursuant to Section 1009(d) of the Company Guide. The Company does not intend to appeal the Exchange’s decision and the Company expects the Exchange’s decision to become final on or before November 24, 2008.

As previously announced, the Staff notified the Company on May 22, 2008 that the Company was not in compliance with Section 1003(a)(iv) of the Company Guide. The Staff offered the Company the opportunity to submit a plan of compliance (the “Plan”) advising the Exchange of action the Company had taken or would take to regain compliance with Section 1003(a)(iv) of the Company Guide. The Company submitted the Plan on June 5, 2008; and on July 30, 2008, the Exchange notified the Company that it accepted the Plan and granted the Company an extension until October 31, 2008 to regain compliance with Section 1003(a)(iv) of the Company Guide. Subsequently, by letter dated September 23, 2008, the Company was advised that it did not meet Sections 1003(a)(i), (ii) and (iii) of the Company Guide. The Company was afforded the opportunity to supplement the Plan (the “Plan Supplement”) by October 7, 2008 to address how the Company intended to regain compliance with Section 1003(a)(iv) of the Company Guide by October 31, 2008, and Sections 1003(a)(i), (ii) and (iii) of the Company Guide by March 23, 2010. The Company submitted the Plan Supplement on October 7, 2008.

After a review of the Plan and the Plan Supplement, the Exchange determined that the Plan and Plan Supplement do not address the Company’s ability to regain compliance with the continued listing standards of the Company Guide based on (i) the Company’s November 17, 2008 announcement of the termination of the Amended and Restated Investment Agreement between United Energy Group Limited and the Company, dated as of June 11, 2008 and amended and restated as of September 22, 2008, which represented the Company’s sole initiative for regaining compliance with the Exchange’s continued listing standards; (ii) the financial projections provided in the Plan Supplement which showed that the Company would not regain compliance with the $6 million stockholders’ equity requirement by the March 23, 2010 deadline; and (iii) the absence of any viable alternatives for the Staff to conclude that the Company could regain compliance with the Exchange’s continued listing standards by March 23, 2010.

In addition, the Notice indicates that the Company is not in compliance with Section 1003(f)(iv) of the Company Guide due to an outstanding balance payable to the Exchange in the amount of $15,000 for listing fees. The Notice also indicates that, as a result of its low selling price, the Company’s common stock may not be suitable for auction market trading. Consequently, pursuant to Section 1003(f)(v) of the Company Guide, the Staff believes that a reverse stock split is appropriate in view of the fact that the Company’s common stock has been selling for a substantial period of time at a low price per share. The Staff has determined that this constitutes an additional deficiency and that the Company’s continued listing should be predicated on the Company effecting a reverse stock split. The Company does not intend to effect a reverse stock split.

The Company’s common stock is subject to immediate delisting proceedings. Upon delisting, there can be no assurance that a trading market (whether on the Exchange or any other listing, trading or quotation system) will ever resume.

About Transmeridian Exploration Incorporated

Transmeridian is an independent energy company established to acquire and develop oil reserves in the Caspian Sea region of the former Soviet Union. Transmeridian primarily targets fields with proved or probable reserves and significant upside reserve potential. Transmeridian currently has projects in Kazakhstan and southern Russia; its main asset is a 100% interest in the South Alibek field in western Kazakhstan.

Cautionary Statement

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created therein. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to those discussed in Transmeridian’s Annual Report on Form 10-K for the year ended December 31, 2007, as amended, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008 and other filings with the Securities and Exchange Commission. Although Transmeridian believes the assumptions underlying the forward-looking statements contained herein are reasonable, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion herein should not be regarded as a representation by Transmeridian or any other person that the objectives and plans of Transmeridian will be achieved.

CONTACT:	Transmeridian Exploration Incorporated
Earl W. McNiel, CFO
(713) 458-1100
Fax: (713) 781-6593
tmei@tmei.com
www.tmei.com
5847 San Felipe, Suite 4300
Houston, Texas 77057